UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015

ROYAL ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52547	11-3480036
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification Number)

56 Broad Street, Suite 2, Charleston, SC 29401

(Address of principal executive offices) (Zip Code)

(843) 900-7693

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On August 6, 2015, Royal Energy Resources, Inc. (the “Company”) announced that it had increased the number of shares which it is selling in its private placement at $2.50 per share. The offering originally was for 1,000,000 shares at $2.50 per share, for aggregate proceeds of $2,500,000, representing approximately 8.9% of the issued and outstanding common stock of the Company, on a fully diluted basis. The Company has received subscriptions for all 1,000,000 shares. As a result, the Company has elected to increase the number of shares offered to 3,000,000 shares.

At the same time, the Company has decreased the number of convertible notes that is offering by an equal amount. Its note offering was originally for up to $30,000,000 in convertible notes, at 6.75% interest, with conversion rights at $15.00 per share, representing approximately 14% of the issued and outstanding common stock of the Company, on a fully diluted basis, assuming all notes are converted. The amount offered in the note offering is now $25,000,000.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On August 5, 2015, the Company issued the press release which is attached hereto as Exhibit 99.1.

On August 6, 2015, the Company issued the press release which is attached hereto as Exhibit 99.2.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 5, 2015

99.2	Press Release dated August 6, 2015

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROYAL ENERGY RESOURCES, INC.

Date: August 6, 2015	By:	/s/ William L. Tuorto
William L. Tuorto, Chief Executive Officer

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